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                                                                     EXHIBIT k.1


                      Transfer Agency and Service Agreement

                                      Among

               Each of the Nuveen Closed End Investment Companies

                           Listed on Exhibit A Hereto

                                       and

                       State Street Bank and Trust Company

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                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 1.  Appointment of Agent ...............................................    1

 2.  Standard Services ..................................................    2

 3.  Dividend Disbursing Services .......................................    3

 4.  Shareholder Internet Services ......................................    4

 5.  Fees and Expenses ..................................................    5

 6.  Representations and Warranties of the Transfer Agent ...............    6

 7.  Representations and Warranties of Fund .............................    7

 8.  Data Access and Proprietary Information ............................    7

 9.  Indemnification ....................................................    9

10.  Consequential Damages ..............................................   11

11.  Responsibilities of the Transfer Agent .............................   11

12.  Confidentiality ....................................................   12

13.  Covenants of the Fund and the Transfer Agent .......................   12

14.  Termination of Agreement ...........................................   13

15.  Assignment and Third Party Beneficiaries ...........................   14

16.  Subcontractors .....................................................   15

17.  Miscellaneous ......................................................   15

18.  Limitation of Liability ............................................   17

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AGREEMENT made as of the 7th day of October, 2002, by and among each of the
Nuveen closed-end investment companies listed on Exhibit A hereto, which may be amended from time to time, each being either a Minnesota corporation or a Massachusetts business trust as indicated on Exhibit A (each a "Fund" or the "Fund"), and State Street Bank and Trust Company, a Massachusetts trust company, having a principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Transfer Agent").

WHEREAS, the Fund desires to appoint the Transfer Agent as sole transfer agent, registrar, administrator of dividend reinvestment plans, option plans, and direct stock purchase plans, and as dividend disbursing agent and processor of all payments received or made by Fund under this Agreement.

WHEREAS, the Transfer Agent desires to accept such appointments and perform the services related to such appointments;

WHEREAS, the Board of Directors or Board of Trustees, as the case may be, of each Fund has approved appointment of the Transfer Agent.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment of Agent.

     1.1 Appointments. The Fund hereby appoints the Transfer Agent to act as sole transfer agent and registrar for all Shares in accordance with the terms and conditions hereof and as administrator of plans and appoints the Transfer Agent as dividend disbursing agent and processor of all payments received or made by or on behalf of the Fund under this Agreement, and the Transfer Agent accepts the appointments. Fund shall provide Transfer Agent with certified copies of resolutions appointing the Transfer Agent as transfer agent.

     1.2 Documents. In connection with the appointing of Transfer Agent as the transfer agent and registrar for each Fund, the Fund will provide or has previously provided each of the following documents to the Transfer Agent:

          (a) Copies (in paper, electronic or other agreed upon format) of Registration Statements and amendments thereto, filed with the Securities and Exchange Commission for initial public offerings;

          (b) Specimens of all forms of outstanding stock certificates, in forms approved by the Board of Directors of the Fund, with a certificate of the Secretary of the Fund as to such approval; and

          (c) Specimens of the Signatures of the officers of the Fund authorized to sign stock certificates and individuals authorized to sign written instructions and requests.

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     1.3  Records. Transfer Agent may adopt as part of its records all lists of holders, records of Fund's shares, books, documents and records which have been employed by any former agent of Fund for the maintenance of the ledgers for the Fund's shares, provided such ledger is certified by an officer of Fund or the prior transfer agent to be true, authentic and complete.

     1.4 Shares. Fund shall, if applicable, inform Transfer Agent as to (i) the existence or termination of any restrictions on the transfer of Shares and in the application to or removal from any certificate of stock of any legend restricting the transfer of such Shares or the substitution for such certificate of a certificate without such legend, (ii) any authorized but unissued Shares reserved for specific purposes, (iii) any outstanding Shares which are exchangeable for Shares and the basis for exchange, (iv) reserved Shares subject to option and the details of such reservation and (v) special instructions regarding dividends and information of foreign holders.

     1.5 Fund's Agent. Transfer Agent represents that it is engaged in an independent business and will perform its obligations under this Agreement as an agent of Fund.

2.  Standard Services.

     2.1 Transfer Agent Services. The Transfer Agent will perform the following services:

          In accordance with the procedures established from time to time by agreement between the Fund and the Transfer Agent, the Transfer Agent shall:

          (a) issue and record the appropriate number of Shares as authorized and hold such Shares in the appropriate Shareholder account;

          (b) effect transfers of Shares by the registered owners thereof upon receipt of appropriate documentation;

          (c) act as agent for Shareholders pursuant to dividend reinvestment plans, and other investment programs as amended from time to time in accordance with the terms of the agreements relating thereto to which the Transfer Agent is or will be a party;

          (d) issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of an open penalty surety bond satisfactory to it and holding it and the Fund harmless, absent notice to the Fund and the Transfer Agent that such certificates have been acquired by a bona fide purchaser. The Transfer Agent, at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof without such indemnity. Further, the Transfer Agent may at its sole option accept indemnification from the Fund to issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed in lieu of an open penalty bond;

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          (e)  prepare and transmit payments for dividends and distributions declared by the Fund, provided good funds for said dividends or distributions are received by the Transfer Agent prior to the scheduled payable date for said dividends or distributions;

          (f) issue replacement checks and place stop orders on original checks based on shareholder's representation that a check was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of the Fund, and the Fund shall be responsible for all losses or claims resulting from such replacement; and

          (g) Receive all payments made to the Fund or the Transfer Agent under any dividend reinvestment plan, direct stock purchase plan, and plans and make all payments required to be made under such plans, including all payments required to be made to the Fund.

     2.3 Customary Services. The Transfer Agent shall perform all the customary services of a transfer agent, agent of dividend reinvestment plan, cash purchase plan and other investment programs and of a dividend disbursing agent and a processor of payments as described above consistent with those requirements in effect as of the date of this Agreement.

     2.4 Unclaimed Property and Lost Shareholders. The Transfer Agent shall report unclaimed property to each state in compliance with state law and shall comply with Section 17Ad-17 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for lost Shareholders. If the Fund is not in compliance with applicable state laws, there will be no charge for the first two years for this service for such Fund, other than a charge for due diligence notices (reflected on Schedule 5.1) provided that after the first two years, the Transfer Agent will charge such Fund its then standard fee plus any out-of-pocket expenses.

     2.5 Certificates. The Fund shall deliver to Transfer Agent an appropriate supply of stock certificates, which certificates shall provide a signature panel for use by an officer of or authorized signor for Transfer Agent to sign as transfer agent and registrar, and which shall state that such certificates are only valid after being countersigned and registered.

3.  Dividend Disbursing Services.

     3.1 Declaration of Dividends. Upon receipt of a written notice from an officer of the Fund declaring the payment of a dividend, the Transfer Agent shall disburse such dividend payments provided that in advance of such payment, the Fund furnishes the Transfer Agent with sufficient funds. The payment of such funds to the Transfer Agent for the purpose of being available for the payment of dividend checks from time to time is not intended by the Fund to confer any rights in such funds on the Fund's Shareholders whether in trust or in contract or otherwise.

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     3.2  Stop Payments. The Fund hereby authorizes the Transfer Agent to stop payment of checks issued in payment of dividends, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and the Transfer Agent shall issue and deliver duplicate checks in replacement thereof, and the Fund shall indemnify Transfer Agent against any loss or damage resulting from reissuance of the checks.

     3.3 Tax Withholding. The Transfer Agent is hereby authorized to deduct from all dividends declared by the Fund and disbursed by the Transfer Agent, as dividend disbursing agent, the tax required to be withheld pursuant to Sections 1441, 1442 and 3406 of the Internal Revenue Code of 1986, as amended, or by any Federal or State statutes subsequently enacted, and to make the necessary return and payment of such tax in connection therewith.

     3.4 Optional Services. To the extent that the Fund elects to engage the Transfer Agent to provide the services listed below the Fund shall engage the Transfer Agent to provide such services upon terms and fees to be agreed upon by the parties:

          (a) Corporate actions (including inter alia, odd lot buy backs, exchanges, mergers, redemptions, subscriptions, capital reorganization, coordination of post-merger services and special meetings).

4. Shareholder Internet Services.

     4.1 Shareholder Internet Services. The Transfer Agent shall provide internet access to the Fund's shareholders through a designated web site ("Shareholder Internet Services"), which will be accessed by the Fund's shareholders via a link on the Fund's web site. The Shareholder Internet Services will be provided pursuant to established procedures and will allow shareholders to view their account information and perform certain on-line transaction request capabilities. The Shareholder Internet Services shall be provided at no additional charge, other than the transaction fees currently being charged for the different transactions as described on the Fee Schedule. The Transfer Agent reserves the right to charge a fee for this service in the future.

     4.2 Scope of Obligations. Transfer Agent shall at all times use reasonable care in performing Shareholder Internet Services under this Agreement. With respect to any claims for losses, damages, costs or expenses which may arise directly or indirectly from security procedures which Transfer Agent has implemented or omitted, Transfer Agent shall be presumed to have used reasonable care if it has followed, in all material respects, its security procedures then in effect. Transfer Agent's security procedures for shareholder Internet access reflect current industry standards and Transfer Agent shall modify such security procedures from time to time to reflect changes in industry standards. Transfer Agent also may, but shall not be required to, modify such security procedures to the extent it believes, in good faith, that such modifications will enhance the security of

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          Shareholder Internet Services. All data and information transmissions accessed via Shareholder Internet Services are for informational purposes only, and are not intended to satisfy regulatory requirements or comply with any laws, rules, requirements or standards of any federal, state or local governmental authority, agency or industry regulatory body, including the securities industry, which compliance is the sole responsibility of the Fund.

     4.3  No Other Warranties. EXCEPT AS OTHERWISE EXPRESSLY STATED IN SECTION
          4.2 OF THIS AGREEMENT, THE SHAREHOLDER INTERNET SERVICES ARE PROVIDED "AS-IS," ON AN "AS AVAILABLE" BASIS, AND TRANSFER AGENT HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING SUCH SERVICES PROVIDED BY TRANSFER AGENT HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

5. Fees and Expenses

     5.1 Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent an annual maintenance fee for each Shareholder account as set forth in the attached fee schedule ("Schedule 5.1"). Such fees and out-of-pocket expenses and advances identified under Section 5.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

     5.2 Out-of-Pocket Expenses. In addition to the fee paid under Section 5.1 above, the Fund agrees to reimburse the Transfer Agent for out-of-pocket expenses, including but not limited to postage, confirmation statements, investor statements, audio response, telephone calls, records retention/storage, customized programming/enhancements, federal wire fees, transcripts, microfilm, microfiche, disaster recovery, hardware at the Fund's facility, telecommunications/network configuration, forms, sales taxes, exchange and broker fees, or advances incurred by the Transfer Agent for the items set out in Schedule 5.1 attached hereto. Out-of-pocket expenses may include the costs to Transfer Agent of certain administrative expenses so long as such expenses are described in reasonable detail on the applicable invoice. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund.

     5.3 Postage. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

     5.4 Invoices. The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice, except for any fees or expenses that are subject to good faith dispute. In the event of such a

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          dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each invoice if the Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time, the invoice will be deemed accepted by the Fund. The Fund shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

     5.5 Cost of Living Adjustment. For each year following the Initial Term, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent as previously provided in the Initial Term, the total fee for all services shall equal the fee that would be charged for the same services based on a fee rate (as reflected in a fee rate schedule) increased by the percentage increase for the twelve-month period of such previous calendar year of the CPI-W (defined below) or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties. As used herein, "CPI-W" shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers (Area: Boston-Brockton-Nashua, MA-NH-ME-CT; Base Period:
          1982-84=100), as published by the United States Department of Labor, Bureau of Labor Statistics.

     5.6 Late Payments. If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Fund shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Fund) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

     5.7 Bank Accounts. The Fund acknowledges that the bank demand deposit accounts ("DDAs") maintained by the Transfer Agent in connection with the Services will be in its name and that the Transfer Agent may receive investment earnings in connection with the investment of funds, at the Transfer Agent's risk and for its benefit, held in those accounts from time to time.

6. Representations and Warranties of the Transfer Agent

     The Transfer Agent represents and warrants to the Fund that:

     6.1 It is a trust company duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

     6.2 It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

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     6.3  It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

     6.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     6.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

7. Representations and Warranties of Fund

     Each Fund represents and warrants to the Transfer Agent that:

     7.1 It is a business trust or corporation (as indicated on Exhibit A) duly organized and existing and in good standing under the laws of its state of organization.

     7.2 It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

     7.3 All corporate proceedings required by said organizational documents have been taken to authorize it to enter into and perform this Agreement.

     7.4 It is a closed-end management investment company registered under the Investment Company Act of 1940, as amended.

     7.5 A registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

8. Data Access and Proprietary Information

     8.1 The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund's ability to access certain Fund-related data ("Fund Data") maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Fund Data. The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents to:

          (a) Use such programs and databases (i) solely on computers of the Fund or its management company, or (ii) solely from equipment at the location agreed to

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               between the Fund and the Transfer Agent and (iii) solely in accordance with the Transfer Agent's applicable user documentation;

          (b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on computers of the Fund or its management company), the Proprietary Information;

          (c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

          (d) Refrain from causing or allowing information transmitted from the Transfer Agent's computer to computers of the Fund or its management company to be retransmitted to any other computer terminal or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

          (e) Allow the Fund to have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent; and

          (f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

     8.2 Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

     8.3 The Fund acknowledges that its obligation to protect the Transfer Agent's Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

     8.4 If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall use its best efforts to correct such failure in a timely manner. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim

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          against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     8.5 If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to
          (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

     8.6 Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 8. The obligations of this Section shall survive any termination of this Agreement.

9.   Indemnification.

     9.1 The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability arising out of or attributable to:

          (a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided such actions are taken in good faith and without negligence or willful misconduct;

          (b) The Fund's lack of good faith, negligence or willful misconduct or the breach of any representation or warranty of the Fund hereunder;

          (c) The reasonable reliance or use by the Transfer Agent or its agents or subcontractors of information, records and documents data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any broker-dealer, TPA or previous transfer agent;

          (d) The reasonable reliance or use by the Transfer Agent or its agents or subcontractors of any paper or document reasonably believed to be genuine and to have been signed by the proper person or persons including Shareholders or electronic instruction from Shareholders submitted through electronic means pursuant to the security procedures for such electronic communication established by the Transfer Agent;



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          (e)  The reasonable reliance on, or the carrying out by the Transfer
               Agent or its agents or subcontractors of any instructions or requests of the Fund's representatives;

          (f) The offer or sale of Shares in violation of any federal or state securities laws requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares;

          (g) The negotiation and processing of any checks including without limitation for deposit into the Fund's DDA maintained by the Transfer Agent in accordance with the procedures mutually agreed upon by the parties;

          (h) Any actions taken or omitted to be taken by any former agent of the Fund and arising from Transfer Agent's reliance on the certified list of holders; and

          (i) The negotiation, presentment, delivery or transfer of Shares through the Direct Registration System Profile System.

     9.2 Instructions. At any time the Transfer Agent may apply to any officer of the Fund for instruction, and may consult with legal counsel for the Transfer Agent or the Fund with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and Transfer Agent and its agents and subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the advice or opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by telephone, in person, machine readable input, telex, CRT data entry or similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

     9.3. Standard of Care. The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents.

     9.4. Notice. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which the Fund may be required to

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          indemnify the Transfer Agent, the Transfer Agent shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name or the name of the Transfer Agent. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify it except with the Fund's prior written consent.

10.  Consequential Damages.

     NO PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS, OCCASIONED BY A BREACH OF ANY PROVISION OF THIS AGREEMENT EVEN IF APPRISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.  Responsibilities of the Transfer Agent.

     The Transfer Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Fund, by its acceptance hereof, shall be bound:

     11.1 Whenever in the performance of its duties hereunder the Transfer Agent shall deem it necessary or desirable that any fact or matter be proved or established prior to taking or suffering any action hereunder, such fact or matter may be deemed to be conclusively proved and established by a certificate signed by an officer of the Fund and delivered to the Transfer Agent. Such certificate shall be full authorization to the recipient for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

     11.2 The Fund agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Transfer Agent for the carrying out, or performing by the Transfer Agent of the provisions of this Agreement.

     11.3 Transfer Agent, any of its affiliates or subsidiaries, and any stockholder, director, officer or employee of the Transfer Agent may buy, sell or deal in the securities of the Fund or become pecuniarily interested in any transaction in which the Fund may be interested, or contract with or lend money to the Fund or otherwise act as fully and freely as though it were not appointed as agent under this Agreement. Nothing herein shall preclude the Transfer Agent from acting in any other capacity for the Fund or for any other legal entity.

     11.4 No provision of this Agreement shall require the Transfer Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

12.  Confidentiality

     12.1 The Transfer Agent and the Fund agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any Fund customer lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Fund, used or gained by the Transfer Agent or the Fund during performance under this Agreement. The Fund and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Fund and their successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by
          Section 8.3 shall be available to the party whose confidential information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or the Fund's agent for purposes of providing services under this Agreement.

     12.2 In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

13.  Covenants of the Fund and the Transfer Agent

     13.1 Documentation. The Fund shall promptly furnish to the Transfer Agent the following:

          (a) A certified copy of the resolution of the Board of Trustees or the Board of Directors of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

          (b) A copy (in paper, electronic or other agreed upon format) of the organizational documents of the Fund and all amendments thereto.

     13.2 Facilities. The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

     13.3 Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. The Transfer Agent agrees that all such records prepared or maintained by it relating to the services performed hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with the requirements of law, and will be surrendered promptly to the Fund on and in accordance with its request.

     13.4 Non-Solicitation of Transfer Agent Employees. The Fund shall not attempt to hire or assist with the hiring of an employee of the Transfer Agent or of its affiliated companies or encourage any employee to terminate their relationship with the Transfer Agent or its affiliated companies.

14.  Termination of Agreement

     14.1 Term. The initial term of this Agreement (the "Initial Term") shall be three (3) years from the date first stated above unless terminated pursuant to the provisions of this Section 14. Unless a terminating party gives written notice to the other party one hundred and twenty
          (120) days before the expiration of the Initial Term or any Renewal Term, this Agreement will renew automatically from year to year (each such year-to-year renewal term a "Renewal Term"). One hundred and twenty (120) days before the expiration of the Initial Term or a Renewal Term the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term. Otherwise, the fees shall be increased pursuant to Section 5.5 of this Agreement.

     14.2 Early Termination. Notwithstanding anything contained in this Agreement to the contrary, should the Fund desire to move any of its services provided by the Transfer Agent hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or without the required notice, the Transfer Agent shall make a good faith effort to facilitate the conversion on such prior date; however, there can be no guarantee or assurance that the Transfer Agent will be able to facilitate a conversion of services on such prior date. In connection with the foregoing, should this Agreement be terminated by the Fund for any reason other than a material breach of the Agreement by the Transfer Agent and the services be converted to a successor service provider, or if the Fund is liquidated or its assets merged or purchased or the like with or by another entity which does not utilize the services of the Transfer Agent, the fees payable to the Transfer Agent shall be calculated as if the services had been performed by the Transfer Agent until the expiration of the then current Initial or Renewal Term and calculated at the asset and/or Shareholder account levels, as the case may be, on the date notice of termination was given to the Transfer Agent. In addition to the forgoing, in the event that the Fund terminates this Agreement during the Initial Term, other than due to a material breach of the Agreement by the Transfer Agent, then the Fund will reimburse the Transfer Agent in an amount equal to the cost of conversion and implementation, which will be subject to a pro rata reduction over the Initial Term. The payment of all fees to the Transfer Agent as set forth herein shall be accelerated to the business day immediately prior to the conversion or termination of services or such later date or dates as may be mutually agreed by the parties.

     14.3 Expiration of Term. During the Initial Term or Renewal Term, whichever currently is in effect, should either party exercise its right to terminate, all out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Fund. Additionally, the Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination.

     14.4 Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

     14.5 Unpaid Invoices. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Fund to the Transfer Agent being outstanding for more than ninety (90) days, except with respect to any amount subject to a good faith dispute within the meaning of Section 5.4 of this Agreement.

     14.6 Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within sixty (60) days.

15.  Assignment and Third Party Beneficiaries

     15.1 Except as provided in Section 16.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

     15.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

     15.3 This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Other than as provided in

          Section 16.1, neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

16.  Subcontractors

     16.1 The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("Boston Financial") which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended, (ii) a Boston Financial subsidiary duly registered as a transfer agent or
          (iii) a Boston Financial affiliate duly registered as a transfer agent; provided however, that the Transfer Agent shall be as fully responsible to the Fund for the acts and omissions of such subcontractor as it is for its own acts and omissions.

     16.2 Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

17.  Miscellaneous

     17.1 Amendment. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized or approved by a resolution of the Board of Directors of the Fund.

     17.2 Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

     17.3 Force Majeure. Notwithstanding anything to the contrary contained herein, neither party shall be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, acts of war or terrorism, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties or civil unrest. Notwithstanding the foregoing, in the event of such an occurrence, each party agrees to make a good faith effort to perform its obligations hereunder.

     17.4 Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

     17.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     17.6 Successors. All the covenants and provisions of this agreement by or for the benefit of the Fund or the Transfer Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

     17.7 Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

     17.8 Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

     17.9 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

     17.10 Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     17.11 Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

     17.12 Notices. Any notice or communication by the Transfer Agent or the Fund to the other is duly given if in writing and delivered in person or mailed by first class mail, postage prepaid, telex, telecopier or overnight air courier guaranteeing next day delivery, to the other's address:

            (a)   If to the Transfer Agent, to:

                  State Street Bank and Trust Company
                  c/o Boston Financial Data Services, Inc.
                  2 Heritage Drive, 4th Floor
                  North Quincy, Massachusetts 02171
                  Attention: Legal Department
                  Facsimile: (617) 483-2490

            (b)   If to the Fund, to:

                  Nuveen Funds
                  c/o Nuveen Investments
                  333 W. Wacker Drive
                  Suite 3300
                  Chicago, IL  60606

                  Attn:  General Counsel
                  Facsimile:  (312) 917-7952

The Transfer Agent and the Fund may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

Section 18.  Limitation of Liability

     For each Fund that is a business trust, the Fund's Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed on behalf of each such Fund by the Fund's officers as officers and not individually. The obligations imposed upon each such Fund by this Agreement are not binding upon any of the Fund's Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                     FUND


                                     BY: /s/ Tina M. Lazar
                                        ----------------------------------------
                                     as an Authorized Officer on behalf of each
                                     of the Funds indicated on Exhibit A


ATTEST:

/s/ Sheri Snowden
-----------------------------------


                                     STATE STREET BANK AND TRUST
                                       COMPANY



                                     BY: /s/ Joseph L. Hooley
                                         ---------------------------------------
                                             Executive Vice President


ATTEST:

/s/ Joanne M. Henthorn
------------------------------------

                                   SCHEDULE A


                             NUVEEN CLOSED-END FUNDS
                          dated as of: October 12, 2004


Nuveen Municipal Value Fund, Inc. +
Nuveen California Municipal Value Fund, Inc. +
Nuveen New York Municipal Value Fund, Inc. +
Nuveen Municipal Income Fund, Inc. +
Nuveen Select Maturities Municipal Fund *
Nuveen Premium Income Municipal Fund, Inc. +
Nuveen Performance Plus Municipal Fund, Inc. +
Nuveen California Performance Plus Municipal Fund, Inc. +
Nuveen New York Performance Plus Municipal Fund, Inc. +
Nuveen Municipal Advantage Fund, Inc.  +
Nuveen Municipal Market Opportunity Fund, Inc. +
Nuveen California Municipal Market Opportunity Fund, Inc. + Nuveen Investment Quality Municipal Fund, Inc. +
Nuveen California Investment Quality Municipal Fund, Inc. + Nuveen New York Investment Quality Municipal Fund, Inc. +
Nuveen Insured Quality Municipal Fund, Inc. +
Nuveen Florida Investment Quality Municipal Fund *
Nuveen New Jersey Investment Quality Municipal Fund, Inc. + Nuveen Pennsylvania Investment Quality Municipal Fund *
Nuveen Select Quality Municipal Fund, Inc.  +
Nuveen California Select Quality Municipal Fund, Inc.  +
Nuveen New York Select Quality Municipal Fund, Inc.  +
Nuveen Quality Income Municipal Fund, Inc.  +
Nuveen Insured Municipal Opportunity Fund, Inc. +
Nuveen Florida Quality Income Municipal Fund *
Nuveen Michigan Quality Income Municipal Fund, Inc.  +
Nuveen Ohio Quality Income Municipal Fund, Inc. +
Nuveen Texas Quality Income Municipal Fund *
Nuveen California Quality Income Municipal Fund, Inc. +
Nuveen New York Quality Income Municipal Fund, Inc. +
Nuveen Premier Municipal Income Fund, Inc. +
Nuveen Premier Insured Municipal Income Fund, Inc. +
Nuveen Premium Income Municipal Fund 2, Inc. +
Nuveen Arizona Premium Income Municipal Fund, Inc. +
Nuveen Insured California Premium Income Municipal Fund, Inc. + Nuveen Insured Florida Premium Income Municipal Fund *
Nuveen Michigan Premium Income Municipal Fund, Inc. +
Nuveen New Jersey Premium Income Municipal Fund, Inc. +
Nuveen Insured New York Premium Income Municipal Fund, Inc. + Nuveen Premium Income Municipal Fund 4, Inc. +
Nuveen Insured California Premium Income Municipal Fund 2, Inc. + Nuveen Maryland Premium Income Municipal Fund *
Nuveen Massachusetts Premium Income Municipal Fund *
Nuveen Pennsylvania Premium Income Municipal Fund 2 *
Nuveen Virginia Premium Income Municipal Fund *
Nuveen Connecticut Premium Income Municipal Fund *
Nuveen Georgia Premium Income Municipal Fund *
Nuveen Missouri Premium Income Municipal Fund *
Nuveen North Carolina Premium Income Municipal Fund *
Nuveen California Premium Income Municipal Fund  *

                             NUVEEN CLOSED-END FUNDS
                          dated as of: October 12, 2004


Nuveen Insured Premium Income Municipal Fund 2 *
Nuveen California Dividend Advantage Municipal Fund *
Nuveen New York Dividend Advantage Municipal Fund*
Nuveen Dividend Advantage Municipal Fund *
Nuveen Arizona Dividend Advantage Municipal Fund *
Nuveen Connecticut Dividend Advantage Municipal Fund *
Nuveen Maryland Dividend Advantage Municipal Fund *
Nuveen Massachusetts Dividend Advantage Municipal Fund * Nuveen North Carolina Dividend Advantage Municipal Fund * Nuveen Virginia Dividend Advantage Municipal Fund *
Nuveen Dividend Advantage Municipal Fund 2 *
Nuveen California Dividend Advantage Municipal Fund 2 * Nuveen New Jersey Dividend Advantage Municipal Fund *
Nuveen New York Dividend Advantage Municipal Fund 2 *
Nuveen Ohio Dividend Advantage Municipal Fund *
Nuveen Pennsylvania Dividend Advantage Municipal Fund * Nuveen Dividend Advantage Municipal Fund 3 *
Nuveen California Dividend Advantage Municipal Fund 3 * Nuveen Georgia Dividend Advantage Municipal Fund *
Nuveen Maryland Dividend Advantage Municipal Fund 2 *
Nuveen Michigan Dividend Advantage Municipal Fund *
Nuveen Ohio Dividend Advantage Municipal Fund 2 *
Nuveen North Carolina Dividend Advantage Municipal Fund 2 * Nuveen Virginia Dividend Advantage Municipal Fund 2 *
Nuveen Insured Dividend Advantage Municipal Fund *
Nuveen Insured California Dividend Advantage Municipal Fund * Nuveen Insured New York Dividend Advantage Municipal Fund * Nuveen Arizona Dividend Advantage Municipal Fund 2 *
Nuveen Connecticut Dividend Advantage Municipal Fund 2 * Nuveen New Jersey Dividend Advantage Municipal Fund 2 * Nuveen Pennsylvania Dividend Advantage Municipal Fund 2 * Nuveen Ohio Dividend Advantage Municipal Fund 3 *
Nuveen Select Tax-Free Income Portfolio *
Nuveen Select Tax-Free Income Portfolio 2 *
Nuveen California Select Tax-Free Income Portfolio *
Nuveen New York Select Tax-Free Income Portfolio *
Nuveen Select Tax-Free Income Portfolio 3 *
Nuveen Senior Income Fund *
Nuveen Real Estate Income Fund *
Nuveen Quality Preferred Income Fund *
Nuveen Arizona Dividend Advantage Municipal Fund 3*
Nuveen Connecticut Dividend Advantage Municipal Fund 3*

                             NUVEEN CLOSED-END FUNDS
                          dated as of: October 12, 2004


Nuveen Georgia Dividend Advantage Municipal Fund 2*
Nuveen Maryland Dividend Advantage Municipal Fund 3*
Nuveen North Carolina Dividend Advantage Municipal Fund 3* Nuveen Quality Preferred Income Fund 2*
Nuveen Floating Rate Fund*
Nuveen Insured Tax-Free Advantage Municipal Fund*
Nuveen Insured New York Tax-Free Advantage Municipal Fund* Nuveen Insured California Tax-Free Advantage Municipal Fund* Nuveen Insured Florida Tax-Free Advantage Municipal Fund* Nuveen Insured Massachusetts Tax-Free Advantage Municipal Fund* Nuveen Quality Preferred Income Fund 3*
Nuveen Preferred and Convertible Income Fund*
Nuveen Preferred and Convertible Income Fund 2*
Nuveen Diversified Dividend and Income Fund*
Nuveen Municipal High Income Opportunity Fund*
Nuveen Tax-Advantaged Total Return Strategy Fund*
Nuveen Floating Rate Income Fund*
Nuveen Floating Rate Income Opportunity Fund*

Nuveen Equity Premium Income Fund*


-----------------------------------------------
+ Minnesota Corporation
* Massachusetts Business Trust


FUND                                                 STATE STREET BANK AND TRUST
                                                                COMPANY

BY: /s/ Tina M. Lazar                          BY: /s/ Joseph L. Hooley
   ---------------------------------------        ------------------------------
as an Authorized Officer on behalf of each         Joseph L. Hooley
of the Funds indicated above                       Executive Vice President